Exhibit 99.1

Contact:

Investors:	David Gennarelli, 415-507-6033
david.gennarelli@autodesk.com

Press:	Clay Helm, 415-580-3671
clay.helm@autodesk.com

Autodesk Names Andrew Anagnost President and CEO

Industry Veteran to Lead Autodesk Through Next Phase of Growth

SAN FRANCISCO – June 19, 2017 – Autodesk, Inc. (NASDAQ: ADSK) today announced that its board of directors has appointed Andrew Anagnost, current interim co-chief executive officer and chief marketing officer, as the company’s new president and CEO, effective immediately. He will also join Autodesk’s board of directors.

“The board and I are delighted that Andrew will lead Autodesk into its next stage of growth,” said Crawford W. Beveridge, chairman of the board of Autodesk. “Andrew has been instrumental in the development and execution of Autodesk’s successful business model transition, and with his leadership, we are confident that our move to the cloud and subscription will continue to be successful.”

Anagnost, who holds a PhD in Aeronautical Engineering and Computer Science from Stanford University, began his career at Lockheed Aeronautical Systems Company and as an NRC fellow at NASA Ames Research Center. After joining Autodesk in 1997, he held various technical and strategic roles. He led engineering for Autodesk Inventor, the company’s 3D model-based product design and engineering tool, growing revenue five-fold during his tenure. As senior vice president of business strategy and marketing, he led the company’s successful transition to a subscription business model, and drove adoption of Autodesk’s cloud technologies. For more on Anagnost’s background and a full bio, visit http://autode.sk/anagnost.

“This is an exciting time for Autodesk, and I am thrilled to be taking on the CEO role,” said Anagnost. “Autodesk transformed the design industry by bringing CAD to the PC 35 years ago, and in the last 10 years became the clear technology leader. We were first to bring design to the cloud and mobile, and now we’re bringing construction and manufacturing to the cloud as well. I can’t wait to lead Autodesk into our next phase of growth, where we will combine business and product innovation to become an even more customer-focused company.”

Anagnost’s appointment follows the February 2017 resignation of the company’s former president and CEO, Carl Bass, and a comprehensive search process conducted by the board over the last four months.

“I have worked closely with Andrew over the past 20 years, and I know he will be a great leader for Autodesk,” said Bass, Autodesk board director. “His contributions and dedication to the company, our employees, and customers have been immeasurable. I look forward to working with him from my seat on the board and can’t wait to see where he takes Autodesk in the future.”

Autodesk also announced that Amar Hanspal, senior vice president, chief product officer and interim co-CEO, has decided to leave the company. Anagnost commented, “I want to thank Amar for his many important contributions to Autodesk’s culture and product line over his 30 years with the company. He is a great colleague and friend, and he will be missed.”

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements about our ability to successfully continue to transition to the cloud and subscription. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to business models and markets; general market, political, economic and business conditions; failure to control our expenses; our performance in particular geographies, including emerging economies; weak or negative growth in the industries we serve; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; and changes in the timing of product releases and retirements.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2017, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2017 Autodesk, Inc. All rights reserved.